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                                                                 Exhibit 5.1


                                    November 8, 2012

Aehr Test Systems
400 Kato Terrace
Fremont, CA 94539

       Re:  Registration Statement on Form S-8

Ladies and Gentlemen:

       We have examined the Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission on or about November 9, 2012 (the "Registration Statement"), in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 1,573,083 shares of your Common Stock, par value $0.01 per share, 1,223,083 of which (the "Plan Shares") are reserved for issuance under the 2006 Equity Incentive Plan (the "Plan") and 350,000 of which (the "ESPP Shares") are reserved for issuance under the 2006 Employee Stock Purchase Plan (the "ESPP"). As your legal counsel, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the issuance and sale of the Plan Shares and the ESPP Shares pursuant to the Plan and the ESPP, respectively.

       It is our opinion that, when issued and sold in the manner described in the Plan and the ESPP and pursuant to the agreements which accompany each grant under the Plan and the ESPP, respectively, the Plan Shares and the ESPP Shares will be legally and validly issued, fully-paid and non-assessable.

       We consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto.

                                    Very truly yours,

                                    WILSON SONSINI GOODRICH & ROSATI
                                    Professional Corporation

                                    /s/ Wilson Sonsini Goodrich & Rosati